EXHIBIT 2.4

                                 LOAN AGREEMENT

      LOAN AGREEMENT (this "Agreement") entered as of November 3, 2005, THE GRAND SHELL LANDING, INC., AZUR SHELL LANDING DEVELOPMENT II, LLC, AZUR SHELL LANDING RESORT, INC., and AZUR INTERNATIONAL, INC. (collectively, `Borrowers"), OMICRON MASTER TRUST, and the additional parties, identified on the signature pages of this Agreement ("Lenders").

                                    RECITALS

      A. On even date herewith, the Lenders have loaned to the Borrowers Six Million and No/100 Dollars ($6,000,000.00);

      B. As partial consideration for such loan, Azur International, Inc. ("Azur") entered into a Securities Purchase Agreement with the Lenders pursuant to which Azur agreed to issue certain securities to the Lenders;

      C. The Lenders have requested and the Borrowers have agreed to deliver certain security for their payment of the Loan, including deed of trust liens on the real property of Azur Shell Landing Development II, LLC and The Grand Shell Landing, Inc. and security interests in the personal property of the Borrowers;

      D. This Agreement sets forth the obligations and rights of the parties relating to that real estate and personal property and further conditions related to the loan.

      NOW, THEREFORE, for consideration paid, the parties agree that:

1.    DEFINITIONS.

      Each reference in this Agreement to the following terms shall be deemed to have the following meanings:


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      Agent: Omicron Master Trust in its capacity as a Lender and on behalf of the other Lender.

      Azur: Azur International, Inc.

      Azur Shell: Azur Shell Landing Development II, LLC, a Mississippi limited liability company.

      Azur Shell Property: The Real Estate, and all associated rights owned by Azur Shell located in Gautier, Mississippi.

      Collateral: The assets that secure the obligations of the Borrowers.

      Deed of Trust: The Deed of Trust and Security Agreement executed by the Borrowers in favor of Ann F. Corso, Trustee for the benefit of the Agent.

      Environmental Laws: Any and all federal, state, and municipal laws, whether now in force, or as amended or enacted in the future, pertaining to health or the environment.

      Grand Shell: The Grand Shell Landing, Inc.

      Grand Shell Property: The Real Estate, and all the associated rights, owned by Grand Shell located in Gautier, Mississippi.

      Hazardous Materials: Any substance defined as a "hazardous substance," "hazardous material," or "hazardous waste" in the Environmental Laws, and any other substance or compound prohibited or regulated under the Environmental Laws.

      Improvements: Any additions to a development of any of the Real Estate for which any Borrower has applied for or received approvals from governmental entities or that Borrowers have represented to Lenders as projected development of the Real Estate, including without limitation construction of roads, utilities, and dwellings.


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      Incipient Default: Any event which with notice or lapse of time, or both, would become an event of default.

      Lenders: The parties as defined in the first paragraph of this Agreement.

      Loan: The advance of funds by the Lenders to the Borrowers and the repayment obligation of the Borrowers, as described in the Notes.

      Loan Documents: All of the documents executed by Borrowers in connection with the Loan.

      Notes: The promissory notes executed by the Borrowers in favor of the Lenders in the aggregate amount of $6,000,000.00.

      Real Estate: All land and buildings, and all appurtenant rights, owned by both Grand Shell and Azur Shell, unless expressly excluded from this Agreement.

      Resort: Azur Shell Landing Resort, Inc.

      Securities Purchase Agreement: The agreement for the sale of certain debentures of Azur to Lenders, of approximately this date, as amended from time to time.

      Securities Purchase Documents: All of the documents required to be executed and delivered to Lenders by the Securities Purchase Agreement.

2.    THE LOAN.

      The Lenders will advance funds to borrowers (subject to the conditions described below), in the aggregate principal amount of Six Million Dollars ($6,000,000.00), as evidenced by the Notes and in accordance with the Securities Purchase Agreement, which incorporates the provisions of this agreement by reference.


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3.    SECURITY FOR LOAN.

      In addition to any documents described in the Securities Purchase Agreement, the Loan and the payment and performance of the Borrowers' obligations under the Notes and Azur's obligations under the Securities Purchase Agreement, and all other sums due Lenders under the terms of any of the Loan Documents or this Agreement, are secured by a Deed of Trust.

4.    CONDITIONS PRECEDENT TO THE MAKING OF THE LOAN.

      4.1 General Conditions. The obligation of the Lenders to make the Loan, and to make any disbursements of the Loan, is subject to satisfaction of all conditions in the Securities Purchase Agreement and the Notes and to each of the following conditions:

            4.1.1 There have been no Events of Default or Incipient Default under this Agreement, the Securities Purchase Agreement or the Notes.

            4.1.2 None of the Borrowers have experienced any material adverse change in its financial condition or in its ability to perform its obligations under this Agreement, the Notes, the Securities Purchase Agreement, or the Loan Documents.

            4.1.3 Borrowers have executed and delivered to Lenders all of the Loan Documents.

      4.2 Real Estate. The Agent has received the Deed of Trust.

            4.2.1 Taxes. Evidence of payment of property taxes on the Real
Estate.

            4.2.2 Insurance. Evidence of insurance for such insurance as Lenders may require, as further described in section 7.1.

            4.2.3 Title Insurance. Lenders' title insurance policy on the Azur Shell Property and the Grand Shell Property in a form and with endorsements approved by Lenders without any exceptions not approved by the Lenders' attorneys, insuring the Lenders in the amount of $6,000,000.00.


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            4.2.4 Mechanic's Liens. Mechanic's lien waivers or the subordination of such liens to the lien of the Lenders submitted by all parties who have the right to claim such a lien on the Real Estate, or the applicable Borrowers' affidavit that no labor has been performed or materials furnished and no contracts to perform labor or furnish materials have been entered into in connection with the Real Estate, except as disclosed in writing to and approved by Lenders, in a form acceptable to Lenders.

            4.2.5 Survey. Current surveys of the Real Estate, in a form satisfactory to Lenders, and such certifications from the surveyor as Lenders may require to delete the "Surveyor's exception" from the title insurance policies on the Real Estate.

      4.3 Entity Existence and Authorizations. The Lenders have received the following evidence of Borrowers' authorization and existence:

            4.3.1 For Grand Shell:

                  4.3.1.1 Certificate of Existence;

                  4.3.1.2 Certificates of Incumbency;

                  4.3.1.3 Certified copies of the Articles of Incorporation and Bylaws; and

                  4.3.1.4 Resolution authorizing the execution and performance of the Loan Documents.

            4.3.2 For Azur Shell:

                  4.3.2.1 Certificate of Formation;

                  4.3.2.2 Certified Copy of Limited Liability Company Operating Agreement, with all amendments;


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                  4.3.2.3 Resolutions adopted by the managers authorizing the execution and performance of the Loan Documents.

            4.3.3 For Resort

                  4.3.3.1 Certificate of Existence;

                  4.3.3.2 Certificates of Incumbency;

                  4.3.3.3 Certified copies of the Articles of Incorporation and Bylaws; and

                  4.3.3.4 Resolution authorizing the execution and performance of the Loan Documents.

            4.3.4 For Azur

                  4.3.4.1 Certificate of Existence;

                  4.3.4.2 Certificates of Incumbency;

                  4.3.4.3 Certified copies of the Articles of Incorporation and Bylaws; and

                  4.3.4.4 Resolution authorizing the execution and performance of the Loan Documents.

      4.4 Opinion of Borrowers' Counsel. An opinion of Borrowers' counsel in form and substance acceptable to the Lenders.

      4.5 Other. Such other documents and schedules relating to the Real Estate, and the Borrowers as the Lenders may request.

5.    REPRESENTATIONS AND WARRANTIES.

      In order to induce the Lenders to make the Loan, the Borrowers makes the following representations, warranties and promises:


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      5.1 Financial Condition. Subject to any limitations stated therein, all financial data and all other documents which have been or will be furnished to the Lenders to induce it to enter into this Agreement do, or will, fairly represent the financial condition of the Borrowers and are, or will be, accurate, true and complete in all material respects.

      5.2 Financial Statements. The financial statements have been and will be prepared in accordance with generally accepted accounting principles, consistently applied and fairly and completely set forth the financial position of Borrowers, as applicable, as of their date. Except as previously disclosed in writing to the Lenders, since the date of the financial statements, there has been no significant assignment of assets or material adverse change or threatened change in the financial condition, operation or business prospects of the Borrowers.

      5.3 Entity Status.

            5.3.1 Grand Shell. Grand Shell is a Mississippi corporation, duly organized and existing under the laws of Mississippi, has complied with all laws and regulations and has obtained all permits and approvals from all federal, state and municipal authorities necessary to conduct its current business.

            5.3.2 Azur Shell. Azur Shell is a limited liability company duly organized and existing under the laws of the Mississippi, has complied with all laws and regulations and has obtained all permits and approvals from all federal, state and municipal authorities necessary to conduct its current business.

            5.3.3 Resort. Resort is a Mississippi corporation, duly organized and existing under the laws of Mississippi, has complied with all laws and regulations and has obtained all permits and approvals from all federal, state and municipal authorities necessary to conduct its current business.


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            5.3.4 Azur. Azur is a Nevada corporation, duly organized and existing under the laws of Nevada, has complied with all laws and regulations and has obtained all permits and approvals from all federal, state and municipal authorities necessary to conduct its current business.

      5.4 Pending Litigation. There is not now pending or threatened against any Borrower any litigation or any proceedings before any court or administrative agency, the outcome of which might adversely affect the financial condition of the Borrowers or the Collateral or their ability to perform their obligations under this Agreement or the Note.

      5.5 Approvals. No approval of any person, corporation, or other entity is a prerequisite to the execution and delivery of any of the Loan Documents submitted to the Lenders in connection with the Loan, or to ensure their validity or enforceability.

      5.6 Due Execution. The execution, delivery and performance of the Loan Documents are within the power of Borrowers, have been duly authorized, are not in contravention of law or any agreement or undertaking to which any Borrower is a party or by which it is bound, and when executed will constitute the valid and binding obligations of the Borrowers, and will be enforceable according to their terms.

      5.7 Title. Grand Shell and Azur Shell holds good and marketable title to the Real Estate owned by it, free and clear of all mortgages, liens, and encumbrances, except for the liens of Textron Financial Corporation and Olympic Coast Investments, Inc. and those matters shown in the commitments for title insurance insuring the Property and acceptable to the Lenders.

      5.8 Compliance With Laws. The Real Estate is and will be in compliance with all federal, state, and local laws, including, without limitation, all zoning and land-use restrictions and all laws relating to use, storage, and disposal of Hazardous Materials.

      5.9 Trade Names. Grand Shell and Azur Shell have not used any trade names or other entities in connection with its ownership of its Real Estate within the past five years, except Shell Landing Development and Shell Landing.

6.    USE OF FUNDS.

      The proceeds of the Loan shall be used by the Borrowers as set forth in the Securities Purchase Agreement.

7.    COVENANTS OF BORROWERS.

      7.1 Insurance.

            7.1.1 Grand Shell and Azur Shell shall maintain insurance in full force and effect and will deposit certificates with the Lenders for the following:

                  7.1.1.1 Commercial general liability insurance, including limited contractual liability and coverage limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate;

                  7.1.1.2 Fire and broad form coverage insurance;

                  7.1.1.3 Business interruption insurance;

                  7.1.1.4 All insurance required by any documents or agreements related to the operation or development of any of the Real Estate, and by any other Loan Documents.

                  All required insurance policies shall be issued by companies satisfactory to Lenders; be in an amount sufficient to protect Lenders' interest; shall show the applicable Borrower and the Agent as insured, as their interest may appear, or, where appropriate, show the Agent as beneficiary, an additional named insured and lender loss-payee; be evidenced by duplicate original policies or ACORD 28 forms; and shall require thirty (30) days' prior written notice to the Agent of any intended cancellation.


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            7.1.2 In the event Grand Shell or Azur Shell fail to provide insurance as provided above, the Lenders may at its option provide such insurance and charge the amount to the applicable Borrowers' account; such action by the Lenders shall not constitute a waiver of the Lenders' right to claim a default.

      7.2 Additional Liens. Other than the liens described in Section 5 hereof, Grand Shell and Azur Shell shall not create, assume, incur, or allow to be created, assumed or incurred, any mortgage, lien, attachment or security interest or other encumbrance of any kind in respect to any of the Real Estate during the existence of the Loan, without Lenders' prior written approval. Any such encumbrance shall be discharged or released within thirty (30) days, or within such longer term as is reasonably required, provided that the applicable Borrower (a) contests the encumbrance in good faith, (b) is taking all steps reasonably necessary to contest the encumbrance, and (c) maintains adequate reserves or insurance to discharge the encumbrance if its challenge is unsuccessful.

      7.3 Actions Against Borrowers. Borrowers shall notify the Lenders in writing as soon as any one of them has knowledge of any pending or threatened actions, suits, or proceedings at law, in equity, or before any governmental authority, against or affecting any of the Borrowers or the Real Estate, or any business activities conducted or planned to be conducted by any of the Borrowers, or involving the validity or enforceability of the Loan Documents or the priority of the liens created by any of the Loan Documents.

      7.4 Tax Receipt. Grand Shell and Azur Shell shall, within thirty (30) days from the date any taxes or any assessment on any of the Real Estate must be paid without incurring a penalty, furnish to the Lenders a receipted tax or assessment bill. All taxes and assessments on the Real Estate shall be paid on or before the due date.


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      7.5 Tax Escrow. For the purpose of providing regularly for the prompt payment of all taxes levied or assessed against the Real Estate, in the event Grand Shell or Azur Shell fails to pay any taxes when due, the Lenders may require the applicable Borrower to deposit with the Lenders, on the dates installments under the Notes are payable, an amount equal to an estimate of such taxes divided by the number of months to elapse prior to the date when such taxes will become due and payable. The monies thus deposited with the Lenders shall earn such interest as is required by law, and are to be held by the Lenders as escrowee and disbursed by it in payment of such taxes as and when due, upon Borrower's timely submission of a tax bill.

      7.6 Additional Documents. The Borrowers shall execute any and all documents required by the Lenders to confirm the Lenders' interest in the Collateral.

      7.7 Financial Statements and Records. In addition to such other financial information as the Lenders may request, each of the Borrowers shall provide the following to Lenders:

            7.7.1 Tax Returns. The Borrowers shall provide the Lenders with copies of all federal tax returns within one hundred twenty (120) days after the close of its fiscal year.

            7.7.2 Financial Records. Each of the Borrowers shall, during the term of the Loan, keep accurate and complete records of its financial condition and records of the operation of the Real Estate owned by it, if any, which records shall be located at each Borrower's place of business as listed in this agreement. Lenders and its agents shall have the right, upon reasonable notice to Borrowers, to inspect, audit, check and make extracts from any copies of such records relating to the Real Estate or to the general financial condition of the Borrowers, and the Borrowers shall provide copies of any such records as Lenders may request.


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      7.8 Expenses and Fees. In addition to all other amounts due under this
Agreement, the Loan Documents, and the Securities Purchase Agreement, Borrowers shall pay, when specified below or upon demand, all costs and expenses of:

            7.8.1 Preparing the Loan Documents by Lenders and Lenders' attorneys, and all filing and recording fees;

            7.8.2 Preserving and inspecting the Real Estate; inspecting and auditing the financial records of the Borrowers; collecting all amounts due to the Lenders under this Agreement, the Notes, the Securities Purchase Agreement, or the Loan Documents, including, without limitation, filing fees and attorneys' fees; and exercising any of its other rights and remedies under this Agreement:

            7.8.3 Any appraisals, environmental site assessments, and other site tests or investigations required or permitted by this Agreement;

            7.8.4 The title search and title insurance policies required by this Agreement.

      7.9 Repairs. Grand Shell and Azur Shell will maintain the Real Estate owned by it in good repair, working order, and condition, and will make all needed and proper repairs, renewals, and replacements, and shall take all actions necessary to comply with and maintain in good standing any permits and approvals granted for the development and operation of the Real Estate.

      7.10 Transfer of Interest in the Real Estate. Grand Shell and Azur Shell shall not sell, assign, or lease any interest in the Real Estate, except for the sales of Lots and the Block Sale Property (as such terms are defined in the Notes).

      7.11 Extraordinary Entity Actions. Except with the prior written consent of Lenders, each of the Borrowers shall not:

            7.11.1 Merge or consolidate or be merged or consolidated with or into any other entity, or allow any change in ownership or control.

            7.11.2 Sell or dispose of any of its assets except in the ordinary and usual course of business and excluding the sales of the Lots and the Block Sale Property.

            7.11.3 Engage in any business other than the business in which it is currently engaged or a business reasonably related to it.

            7.11.4 Amend any of its articles of incorporation, bylaws, certificates of formation, and operating agreements, or any other entity formation and governance documents.

            7.11.5 Issue any shares or membership interests.

8.    AGENT FOR THE LENDERS

      8.1 Appointment and Authorization of the Agent. Each Lender hereby designates and appoints the Agent as its representative under this Agreement, the Deed of Trust, the Security Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such other action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement or any Loan Document, together with such powers as are reasonably incidental thereto. The provisions of this Section 8.1 are solely for the benefit of the Agent and the Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any Loan Document notwithstanding, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Loan Document or otherwise exist against the Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that the Agent is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Agent expressly is entitled to take or assert under or pursuant to this Agreement or the Loan Documents.

      8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any Loan Documents by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

      8.3 Liability of the Agent. None of the Agent, its affiliates, officers, directors, employees, attorneys, or agents (collectively, the "Agent-Related Persons") shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrowers, contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Loan Document, or for any failure of the Borrowers to perform its obligations hereunder or thereunder.


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      8.4 Successor Agent. The Agent may resign as Agent upon 45 days notice to the Lenders. If the Agent resigns under this Agreement, a majority-in-interest of the Lenders, including the Agent (the "Required Lenders"), shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders, a successor Agent. If the Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Lenders may agree in writing to remove and replace the Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as the Agent shall be terminated.

      8.5 Exercise of Remedies. The Lenders hereby authorize the Agent to exercise on their behalf all rights and remedies available under the Loan Documents or available law, including but not limited to the foreclosure of the Real Estate.

      8.6 Applications of Payments. Any amounts collected by the Agent hereunder, whether principal or interest payments or proceeds in payment of the Loan, shall be paid to each Lender according to its pro-rata share.

9.    EVENTS OF DEFAULT AND REMEDIES.

      9.1 Events of Default. Borrowers shall be in default under this Agreement upon the occurrence of any one or more of the following events:

            9.1.1 Any Borrower fails to make any payment due on the Notes, this Agreement, or any of the Loan Documents, as due and prior to the expiration of any applicable grace period.


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            9.1.2 Any Borrower fails to comply with any of the other covenants or provisions of this Agreement, the Notes, the Securities Purchase Agreement, the Loan Documents, or any other document delivered in connection with the Loan.

            9.1.3 Any representation or warranty made in this Agreement, or any Loan Documents, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement or the Loan is false or misleading in any material respect.

            9.1.4 A receiver or trustee of the property of any of the Borrowers is appointed, or a Borrower files or have filed against it a petition under any of the provisions of the bankruptcy law or any similar law, state or federal, that is not dismissed or discharged within sixty (60) days, or makes an assignment for the benefit of creditors.

            9.1.5 Any Real Estate is found to contain Hazardous Waste, or an environmental lien under Mississippi law is placed on the Real Estate, unless Borrowers provide evidence acceptable to Lenders of their ability to remediate or remove the Hazardous Waste and Borrowers diligently undertake and complete within a reasonable time removal or remediation of the Hazardous Waste in accordance with the requirements of Mississippi Department of Environmental Quality.

            9.1.6 Any of the Real Estate is materially injured or destroyed by fire or other casualty, and Lenders reasonably determines that the available insurance proceeds are not sufficient to restore the Real Estate to its original condition, or the Real Estate or any material portion of the Real Estate is taken by eminent domain and the Real Estate cannot be used by the Borrowers for its original purpose.

      9.2 Lenders' Rights on Default. Upon the occurrence of any one or more of the Events of Default, and at any time thereafter:


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            9.2.1 Acceleration of Debt. Any and all indebtedness of the
Borrowers to the Lenders shall, at the Agent's option, become immediately due and payable, without presentment, demand, protest or notice of any kind, all of such being hereby expressly waived by the Borrowers.

            9.2.2 Other Remedies. The Agent may pursue any and all other remedies granted it under this Agreement, the Securities Purchase Agreement, and the other Loan Documents, including without limitation the right to occupy and operate the Real Estate, to collect the proceeds therefrom, to pay expenses of maintenance and operation of the Real Estate or to foreclosure on its lien on the Real Estate. All payments made or liabilities incurred by Lenders hereunder of any kind shall be secured by the Loan Documents and the Securities Purchase Documents, shall be paid by the Borrowers to Lenders on demand, and shall bear interest at the highest rate stipulated in the Notes until the date of repayment.

      9.3 Insurance and Condemnation Procedure. If one of the events set forth in subsection 9.1.6 occurs, the insurance proceeds or condemnation award, as the case may be, shall be paid to the Lenders alone, to be applied by the Agent to the expenses related to protecting its Collateral, if applicable, and then pro-rata to the Lenders. The Agent is authorized, without the consent of the Borrowers, to adjust and compromise any such loss or condemnation award, collect and receipt for any such proceeds or awards and endorse the Borrowers' name on any check or draft in payment thereof.

      9.4 Remedies Not Exclusive. The Lenders' rights and remedies under this Agreement are cumulative. The Agent's or the Lenders' failure to exercise any remedy shall not constitute a waiver of its other remedies hereunder or a waiver of the default or any subsequent event of default.


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10.   GENERAL CONDITIONS.

      10.1 Inspection. The Lenders shall have the right to inspect the Real Estate at all reasonable times. All inspections made by the Lenders or its agents are made solely to ascertain the condition of the Real Estate for the benefit of the Lenders, and the Borrowers agree that the Lenders does not thereby assume additional responsibilities, and agrees that it will indemnify and hold the Lenders harmless from any liability asserted by reason of such inspections.

      10.2 Notices. Except as expressly provided, all required notices between the Borrowers and the Lenders or to any of the following shall be in writing and shall be deemed to have been properly given when sent by certified or registered mail, return receipt requested, postage prepaid, or by Federal Express or other reputable courier service providing receipted delivery, addressed as set forth in the Security Purchase Documents.

      10.3 Waiver. The waiver of any of the terms and conditions of this Agreement shall not be deemed to constitute a subsequent waiver of the same or any other terms or condition.

      10.4 Complete Agreement. This Agreement, together with the Loan Documents, the Securities Purchase Agreement, and the Securities Purchase Documents, constitute the complete understanding between the parties and may not be changed except by an agreement in writing signed by the parties.

      10.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Governing Law for the Securities Purchase Agreement, except that any rights and remedies as to the Real Estate granted by this Agreement or the Loan Documents shall be construed with and in accordance with the laws of the State of Mississippi.

      10.6 Waiver of Jury Trial. The parties waive and elect not to assert their right to trial by jury on any issues triable by a jury on any issue triable by a jury arising under this Agreement or any of the Loan Documents.

      10.7 Assurance of Execution and Delivery of Additional Instruments. The Borrowers agree to execute and deliver, or to cause to be executed and delivered, to the Lenders all such further instruments, and to do or cause to be done all such further acts and things, as the Lenders may reasonably request to achieve the purposes of this Agreement and the Loan Documents.

      10.8 Counterparts. This Agreement, and all of the Loan Documents, may be executed in any number of counterparts, with the same effect as if all of the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original document.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

                                    THE GRAND SHELL LANDING, INC.


                                    By:      /s/ Carl Crawford
                                          -----------------------------------
                                    Title:   Manager
                                          -----------------------------------


                                    AZUR SHELL LANDING DEVELOPMENT II, LLC


                                    By:      /s/Carl Crawford
                                          -----------------------------------
                                    Title:   Manager
                                          -----------------------------------


                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------


                                    AZUR INTERNATIONAL, INC.


                                    By:      /s/ Donald Winfrey
                                          -----------------------------------
                                    Title:   President
                                          -----------------------------------


                                    AZUR SHELL LANDING RESORT, INC.


                                    By:      /s/ Donald Winfrey
                                          -----------------------------------
                                    Title:   Vice President
                                          -----------------------------------

                                    OMICRON MASTER TRUST


                                    By:      /s/ Bruce Bernstein
                                          -----------------------------------
                                    Title:   Managing Partner
                                          -----------------------------------

                                    THE ROBERT AND KATHLEEN COHEN FAMILY TRUST

                                    By:      /s/ Robert B. Cohen
                                          -----------------------------------
                                    Title:   Trustor and Trustee
                                          -----------------------------------

                                    CRANSHIRE CAPITAL LTD.
                                    DOWNSVIEW CAPITAL, GENERAL PARTNER

                                    By:      /s/ Mitchell Kapin
                                          -----------------------------------
                                    Title:   President
                                          -----------------------------------

                                    IROQUOIS MASTER FUND, LTD.

                                    By:      /s/ Joshua Silverman
                                          -----------------------------------
                                    Title:   Authorized Signatory
                                          -----------------------------------

                                    CCA (US) Fund I, C.P.

                                    By:      Crestview Capital Advisors, LLC,
                                             General Partner

                                    By:      /s/ Westin Lovy
                                          -----------------------------------
                                    Title:   Director